                                                                    EXHIBIT 10.6

         WILLIAM M. JORDAN                                  P.O. Box 8820
            President and                                  Dayton, Ohio 45401
         Chief Executive Officer                        Telephone: (513)476-6182
                                                           Fax: (513)476-6247





                                            January 24, 1996

Dear     :

         Reference is made to the letter agreement dated May 11, 1992 (the "Letter Agreement") between The Duriron Company, Inc. (the "Company") and you. Subject to and effective immediately upon your execution of this letter of amendment, the Letter Agreement is hereby amended by adding new paragraph 15 reading as follows:

                  15(A) In the event you defer compensation (cash or other) pursuant to any Deferred Compensation program (as hereinafter defined) offered by the Company and, as a result of such deferral, your "base amount" (calculated as provided in Section 280G of the Code) shall be less than it would be if you had not deferred any compensation, then a calculation shall be made of the excess (the "Excess Amount"), if any, of

                           (i) the greater of (x) the Net After Tax Benefit (as
                  defined in subparagraph 9(C)) of all Agreement Payments which you would then be entitled to receive if you had not deferred any compensation or (y) the Net After Tax Benefit of the Reduced Amount which you would then be entitled to receive if you had not deferred compensation, over

                           (ii) the greater of (x) the Net After Tax Benefit of
                  all Agreement Payments or (y) the Net After Tax Benefit of the Reduced Amount, with (x) and (y) of this clause (ii) being calculated as provided in paragraph 9.

JANUARY 24, 1996
PAGE 2

         Notwithstanding anything else in this agreement, if there is such an excess, the Company shall pay to you, as an additional benefit and payment, such amount (the "Section 15 Amount") as will yield to you a net amount, after payment of all federal, state and local income and excise taxes, equal to such excess.

                  (B) As used herein, "Deferred Compensation Program" means and includes any program established by the Company pursuant to which, at your election, compensation otherwise payable to you on a current basis is deferred. The Company currently has in place programs allowing for the deferral of salary as well as amounts payable under the Annual Incentive Compensation Plan for Senior Executives, the Long-Term Incentive Plan, and the Equity Incentive Plan.

                  (C) The initial calculation of the Excess Amount and the
         Section 15 Amount shall be made by the Company and furnished to you in writing within 14 days following the Date of Termination. The Company's calculation will be final and binding upon you unless you notify the Company within 21 days after you receive such calculation that you dispute the same. Within ten days after you so notify the Company, you must deliver to the Company a statement detailing your calculation of the Excess Amount and/or the Section 15 Amount, as the case may be. If, within ten days after the Company receives your statement, the Company and you are unable to agree as to the calculation, then the Company and you shall, within three days thereafter, choose a nationally recognized accounting firm to deliver its determination concerning the calculation. Such accounting firm's calculation shall be delivered to the Company and you within 20 days of its appointment and shall be final and binding on all parties. With respect to your cost incurred in contesting the Company's calculation, if the final calculation of the
         Section 15 Amount represents an increase of more than 2% as calculated by the Company, then the Company shall pay all reasonable costs incurred by you with respect to such calculation; in all other cases, you shall pay all such costs. All costs incurred by the Company in connection with such calculation and the costs of the accounting firm's calculation shall be borne by the Company.

                  (D) Pending a final and binding calculation of the Section 15 Amount, you shall have the right to require the Company to pay to you all or any portion of the Section 15 Amount calculation by the Company to be payable. Such payment shall be made by the Company within two days after the date of receipt of notice from you requiring the same.

         JANUARY 24, 1996
         PAGE 3

                  (E) The Company shall pay to you or for your benefit the
         Section 15 Amount finally calculated to be owing (less any payment previously paid by the Company pursuant to (D) above) within 15 days after the date the calculation becomes final and binding in accordance with (C) above.

                  (F) The provisions of this paragraph 15 shall apply notwithstanding any other provision of this agreement, including, without limitation thereto, the provisions of paragraph 9.

         Except as set forth above, the Letter Agreement will remain in full force and effect.

         If this letter of amendment correctly sets forth our agreement on the subject matter hereof, please so confirm by signing and returning the enclosed copy.

                                            Very truly yours,

                                            THE DURIRON COMPANY, INC.

                                            /s/ William M Jordan
                                            -------------------------
                                            William M. Jordan
                                            President and CEO

         Enclosure

         Confirmed and Agreed to:


         ------------------------